AGREEMENT AND PLAN OF MERGER BETWEEN

SAVILE THERAPEUTICS, INC.,

a Delaware Corporation AND

KURVE THERAPEUTICS, INC.,

a Delaware Corporation

This AGREEMENT AND PLAN OF MERGER (the “Agreement” or “Merger”), dated as of the 25th day of March, 2022 is made by and between Savile Therapeutics, Inc., a Delaware Corporation (“Target”) and Kurve Therapeutics, Inc., a Delaware corporation (“Kurve” also known as the “Surviving Entity”).

W I T N E S S E T H

WHEREAS, the board of directors of Kurve deems it advisable and in the best interests of Kurve and its stockholders that Target be merged with and into Kurve as permitted by the Delaware General Corporation Law (the “DE Laws”), Section 251 and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, the board of directors of Target deems it advisable and in the best interests of Target and its stockholders that Target be merged with and into Kurve as permitted by the DE Laws, Section 251 and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), Target shall have an authorized capitalization consisting of seventy-five million (75,000,000) shares of common stock, $0.001 par value per share (the “Target Common Stock”), of which three million, eleven thousand three hundred eighty-two (3,011,382) shares (representing 100% of the outstanding voting power of Target) shall be issued and outstanding;

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), Kurve shall have an authorized capitalization consisting of seventy-five million (75,000,000) shares of common stock, $0.00001 par value per share (the “Surviving Entity Common Stock”), of which forty-seven million two hundred ninety-six thousand seven hundred seventy-three (47,296,773) shares (representing 100% of the outstanding voting power of Kurve) shall be issued and outstanding;

WHEREAS, the directors of Kurve by signed written consent pursuant to Section 141(f) of the DE Laws and Section 5.9 of the bylaws of Kurve, have adopted a resolution approving this Agreement and declaring its advisability, and submitted this agreement to the stockholders of Kurve;

WHEREAS, the directors of Target by signed written consent pursuant to Section 141(f) of the DE Laws and Section 5.9 of the bylaws of Target, have adopted a resolution approving this Agreement and declaring its advisability, and submitted this agreement to the stockholders of Target;

WHEREAS, the parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intend that the Merger (defined below) qualify as a reorganization under the provisions of Section 368 of the Code;

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the DE Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant, as follows:

1.                  Terms and Conditions of Merger. At the Effective Time (as hereinafter defined), Target shall be merged with and into Kurve pursuant to the provisions of the DE Laws (the “Merger”), and Kurve shall be the Surviving Entity. The date and hour on which the Merger occurs and becomes effective is hereinafter referred to as the “Effective Time”. The Merger shall occur and be effective in Delaware on the hour and on the date that a certificate of merger has been filed with the Secretary of State of Delaware as provided in the DE Laws.

2.	Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

a.      The name of the Surviving Entity shall be: Kurve Therapeutics, Inc., which is a Delaware corporation.

b.      The Corrected Amended and Restated Certificate of Incorporation of Kurve shall be the certificate of incorporation of the Surviving Entity.

c.	The current bylaws of Kurve shall be the bylaws of the Surviving Entity.

d.      The directors and officers of Kurve at the Effective Time shall be unchanged and remain the directors and officers of the Surviving Entity from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Corrected Amended and Restated Certificate of Incorporation and bylaws of the Surviving Entity.

3.                  Succession. At the Effective Time, Kurve shall succeed Target in the manner and as more fully set forth in DE Laws specifically as follows:

a.      The separate corporate existence of Target shall cease, the Target shall be merged into the Surviving Entity, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all restrictions, liabilities and duties of Target.

b.      All and singular rights, privileges, powers and franchises of Target and all property, real, personal and mixed, and all debts due to Target on whatever account, as well as for share and note subscriptions and all other things in action or belonging to Target shall be vested in the Surviving Entity.

c.       All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of Target, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, or of any of the other states of the United States, in Target shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Target shall be preserved unimpaired.

d.      All debt, liabilities and duties of Target shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

e.       All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Target, its shareholders, board of directors and committees thereof, officers and agent which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to Target.

4.                  Further Assurances. From time to time, when and as required by the Surviving Entity or its successors and assigns, there shall be executed and delivered on behalf of Target such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of Target such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in the Surviving Entity, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Target, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of the Surviving Entity are fully authorized by and on behalf of Target to take any and all such action to execute and deliver any and all such deeds and other instruments.

5.                  Stock and Stock Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof;

a.      Each share of Target Common Stock outstanding immediately prior to the Effective Time (3,011,382 shares) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted share for share, into fully-paid and nonassessable shares of Surviving Entity Common Stock as of the Effective Time.

b.      Any shares of Target Common Stock held in treasury immediately prior to the Effective Time shall be cancelled, and no shares or other securities of the Surviving Entity shall be issued in respect thereof.

c.       Any options, warrants or other rights to acquire shares of Target Common Stock shall be cancelled, and no shares or other securities of the Surviving Entity shall be issued in respect thereof.

d.      From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Target Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Surviving Entity Common Stock into which the shares of Target Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Target of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the Surviving Entity Common Stock evidenced by such outstanding certificates as provided.

6.                  Amendment and Termination. Subject to DE Laws, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to DE Laws, this Agreement may be terminated by the board of directors of Kurve or the board of directors of the Target at any time prior to the Effective Time.

7.                  Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number or counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

IN WINESS WHEREOF, the parties of this Agreement, pursuant to approval and authority duly given by resolution adopted by their respective boards of directors have caused this Agreement to be executed by the President as of the day and year first written above.

KURVE THERAPEUTICS, INC.,

a Delaware corporation “Surviving Entity”

By:

Marc Giroux

Its: President

SAVILE THERAPEUTICS, INC.,

a Delaware corporation

“Target”

By:

Thomas McDowell

Its: President